Exhibit (d)(14)

CERITY PARTNERS LLC SUB-ADVISORY AGREEMENT

Sub-Advisory Agreement (this “Agreement”) entered into as of March 31, 2023, by and between Amplify Investments LLC, a Delaware limited liability company with its principal place of business at 3333 Warrenville Road, Suite 350, Lisle, Illinois 60532 (the “Adviser”), and Cerity Partners LLC, a registered investment advisor organized under the laws of the State of Delaware with its principal place of business at 335 Madison Avenue, 23rd Floor, New York, NY 10017 (the “Sub-Adviser”).

WHEREAS, Amplify ETF Trust, a Massachusetts statutory trust (the “Trust”), is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated March 14, 2017 (as amended from time to time, the “Advisory Agreement”) with the Trust relating to the provision of portfolio management services to the exchange-traded funds listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to certain requirements, appoint a sub-adviser at its own cost and expense for the purpose of performing any or all of its portfolio management responsibilities under the Advisory Agreement;

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Funds in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment and Acceptance of Appointment. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Funds for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided, including in Schedule B attached hereto.

2.	Sub-Advisory Services.

(a)	Subject always to the supervision and oversight of the Trust’s Board of Trustees (“Board”) and the Adviser, the Sub-Adviser shall, to the extent applicable, manage the investment and reinvestment of such portion of the assets of the Fund and perform such other obligations, as the Adviser may from time to time allocate to the Sub-Adviser, and the Sub- Adviser agrees to undertake, the obligations described in Schedule B attached hereto, which is incorporated herein by reference, for the sub-advised assets described in Schedule A attached hereto (the “Sub-Advised Assets”), which is incorporated herein by reference. The Sub•Adviser shall manage the Sub-Advised Assets and perform such other obligations in conformity with (i) the investment objective, policies and restrictions of the respective Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Trust’s Chief Compliance Officer, or by the Board that have been furnished in writing to the Sub-Adviser, (ii) the written instructions and directions received from the Adviser and the Trust as delivered; (iii) any applicable fiduciary duties it may have to each Fund and (iv) the requirements of the 1940 Act, the Advisers Act, and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted an entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of a Fund, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub- Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Funds, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 2(a), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for a Fund to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of a Fund with securities included within the Sub-Advised Assets.

(b)	Upon the direction of the Adviser, the Sub-Adviser is authorized to select and enter into agreements with, the brokers, dealers, futures commission merchants, banks or any other agent or counterparty that will execute the purchases and sales of portfolio investments for the Funds, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of each Fund’s orders, taking into account all appropriate factors, including among other things, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. To the extent applicable, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer or such other person; broker or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules I 7e-l and I 0f-3 under the 1940 Act and the Trust’s Rule l 7e-l and Rule I Of-3 Procedures, respectively, in all respects, or any other applicable exemptive rules or orders applicable to the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The Adviser shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Adviser.

(c)	The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, l 7a- I 0, I 0f-3 and 17e-l under the 1940 Act.

(d)	The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such tenn is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub- Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“Trust CCO”) or his or her delegate promptly (and in no event more than 10 business days) the following:

(i)	a report of any material changes to the Sub-Adviser Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

(iii)	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv)	an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i)-(iii).

(e)	The Sub-Adviser will furnish the Adviser, the Trust CCO and the Board such information as is necessary and/or as may be requested by the Adviser, the Trust CCO and/or the Board, to monitor and report under a Fund’s derivative risk management program pursuant to Rule I 8f-4 of the 1940 Act. If determined by the Board and the Trust, the Sub-Adviser will make appropriate personnel available to serve on the Trust’s derivatives risk management committee with respect to any such Fund.

(f)	The Sub-Adviser will maintain, implement, and evaluate the effectiveness of written policies and procedures, as may be required by Rule 6c-l I of the 1940 Act (the “ETF Rule”), including a set of written basket management policies and procedures consistent with the Trust’s policies and procedures for same. The Sub-Adviser will also furnish the Adviser, the Trust CCO and the Board such information as may be requested for purposes of monitoring and reporting under the ETF Rule

(g)	The Sub-Adviser will monitor the pricing of portfolio assets, and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of managing the portfolio investments of the Funds, and will notify the Adviser promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the investments may primarily trade but before the time at which the respective Fund’s investments are priced on a given day) that may materially impact the pricing or liquidity of one or more securities or other assets in the Fund’s portfolio. In addition, the Sub-Adviser will at the Adviser’s request assist the Adviser in evaluating the impact that such an event may have on the net asset value of a Fund and in determining a recommended fair value of the affected investment or investments, with the understanding that ultimate responsibility for determining the valuation of portfolio assets shall rest solely with Adviser and/or Fund.

(h)	To the extent applicable, the Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Fund and to its other accounts.

(i)	The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(j)	The services of the Sub-Adviser hereunder are not deemed exclusive, and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Sub-Adviser will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Trust or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Fund or any other assets managed by the Adviser.

(k)	The Sub-Adviser shall furnish the Adviser reports concerning any portfolio transactions and performance of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Adviser and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the respective Fund. Such records shall be open to inspection at all reasonable times by the Adviser or the respective Fund and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for a Fund are the property of the respective Fund and the Sub-Adviser will surrender promptly to such Fund any such records upon the request of the Adviser or such Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the relevant Fund) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940, as amended, or other applicable law The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

(l)	Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion, or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

(m)	The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser shall provide the Trust CCO or his or her delegate with notice within a reasonable period of any deficiencies or other issues identified by the United States Securities and Exchange Commission (“SEC”) in an examination or otherwise that relate to or that may affect the Sub-Adviser’s responsibilities with respect to the Fund.

(n)	The Sub-Adviser shall not be responsible for the preparation or filing of any reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(o)	The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage, and other records of any securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 3la-1 and Rule 3la-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 3la-1 under the 1940 Act.

(p)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

3.	Representations and Warranties of the Parties

(a)	The Sub-Adviser represents and warrants to the Adviser as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)	The Fonn ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Fonn ADV;

(iii)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and

(iv)	This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is registered under the Advisers Act; and

(ii)	The Adviser and the Trust each has duly authorized the execution of this Agreement by the Adviser.

4.	Obligations of the Adviser.

(a)	The Adviser shall provide (or cause the Fund’s Custodian, as defined in Section 5 hereof, the Fund’s accountant and the Fund’s distributor) to provide timely information to the Sub- Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of each Fund and it agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub- Adviser may reasonably request to enable it to perform its functions under this Agreement.

5.	Custodian. The Adviser shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian or custodians designated to hold the assets of the Fund (each, a “Custodian”) and any material modifications thereto (each, a “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the applicable Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of a Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the applicable Custodian.

6.	Use of Name. During the term of this Agreement, the Adviser shall have pennission to use the Sub-Adviser’s name in the offering and marketing of the Fund. The Adviser shall furnish the Sub- Adviser, for its prior approval at its principal office, all prospectuses, brochures, advertisements, promotional materials, web-based information, proxy statements shareholder reports and other similar informational materials that are to be made available to shareholders of the Fund or to the public and that refer to the Sub-Adviser in any way. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name or the Trust’s name without the prior consent of the Adviser.

7.	Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 2 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Fund. The Sub-Adviser agrees to bear its costs and expenses arising in connection with any actual, proposed, or possible assignment of this Agreement (even if a proposed, expected, or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (a) the expenses and costs incurred in connection with preparing, printing, filing and mailing an information statement or proxy statement, as applicable and (b) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply in the event of an assignment or proposed assignment by the Adviser, including any termination of this Agreement that results from an assignment of the Management Agreement or this Agreement, in each case, arising from a change in control of the Adviser.

8.	Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Schedule B hereto.

9.	Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

10.	Liability and Indemnification.

(a)	Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss directly resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The Sub- Adviser shall have no liability for any indirect, incidental, consequential, special, exemplary, or punitive damages even if the Sub-Adviser has been advised of the possibility of such damages. Furthermore, under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to relieve the Sub-Adviser of any liability it would otherwise have under applicable federal securities laws.

(b)	Indemnification.

(i)	The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, that the Adviser, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)	The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

11.	Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until the second anniversary of its execution date, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Sub- Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser.

(e)	Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty.

For clarity, termination of this Agreement with respect to one Fund will not automatically terminate this Agreement for the other Funds. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder subject to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. This Agreement shall automatically terminate for a Fund in the event the Management Agreement between the Adviser and the Trust on behalf of such Fund is terminated, assigned or not renewed.

12.	Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Funds and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

13.	Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Funds’ shareholders as may be required by applicable law.

14.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.[1] This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 11(c) hereof) and, to the extent provided in paragraph 10 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

15.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

16.	Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

17.	Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Amplify Investments LLC
3333 Warrenville Road, Suite 350
Lisle, Illinois 60532
Attn: David Wilding
e-mail: dwilding@amplifyetfs.com

For:	Cerity Partners LLC
335 Madison Avenue, 23rd Floor
New York, NY 10017
Attn: Benjamin Pace, Chief Investment Officer
e-mail: bpace@ceritypartners.com

with a copy to: rseco@ceritypat1ners.com and dancupkovic@argi.net

[1]	This	language was moved to Section 20 and consolidated with other severability language.

For:	Amplify ETF Trust
3333 Warrenville Road, Suite 350
Lisle, Illinois 60532
Attn: Mr. David F. Wilding
e-mail: dwilding@amplifyetfs.com

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the 1940 Act shall control. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no action assurance, order (including amendment thereto) or other relief of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

20.	Severability and Survival. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Section 10 shall survive the termination of this Agreement.

21.	Entire Agreement; Effect on Prior Agreements. Sub-Adviser acknowledges that its managing member has previously executed the Adviser Representative Agreement. This Agreement sets forth the entire agreement between the parties and any of its controlling persons and supersedes any prior and contemporaneous oral or written agreements or understandings between the parties and its controlling persons limited to the subject matter hereof including, but not limited to, the Adviser Representative Agreement but excluding that certain exchange-traded fund agreement between Adviser and ARGI Investment Services, LLC made as of April 5, 2018, as amended on August 31, 2022 by that certain amendment to exchange-traded fund agreement, pertaining to the Amplify BlackSwan Growth & Treasury Core ETF (SWAN), that certain exchange-traded fund agreement between Adviser and ARGI Investment Services, LLC made as of October 31, 2020 pertaining to the Amplify BlackSwan ISWN ETF (International) (ISWN), and that certain exchange-traded fund agreement between Adviser and ARGI Investment Services, LLC made as of September 28, 2021 pertaining to the Amplify BlackSwan Tech & Treasury ETF (QSWN), as such agreements have or may be assigned by ARGI Investment Services, LLC to Sub-Adviser (“ETF Agreements”). For clarification, this Agreement does not amend any of the ETF Agreements, and a termination or amendment of this Agreement will not terminate or impact the ETF Agreements. The Adviser Representative Agreement shall be terminated upon the execution and effective date of this Agreement.

[SIGNATURE PAGE AND SCHEDULES FOLLOW:]

[SIGNATURE PAGE TO SUB-ADVISORY AGREEMENT]

Amplify Investments LLC

By:	/s/ David Wilding
Name:	David Wilding
Title:	Chief Operating Officer

Cerity Partners LLC

By:	/s/ Benjamin Pace
Name:	Benjamin Pace
Title:	Chief Investment Officer

Schedule A to Sub-Advisory Agreement between
Amplify Investments LLC and Cerity Partners LLC
dated as of March 31, 2023

Funds and Sub-Advised Assets

Effective March 31, 2023

“Sub-Advised Assets”	“Fund”
Long-Dated Call Options (LEAP Options) on the SPDR S&P 500 ETF Trust (SPY) and U.S. Treasuries that comprise the S-Network BlackSwan Core Index	Amplify BlackSwan Growth & Treasury Core ETF (SWAN)
Long-Dated Call Options (LEAP Options) on the SPDR S&P 500 ETF Trust (SPY) and U.S. Treasuries that comprise the S-Network International BlackSwan Index	Amplify BlackSwan ISWN ETF (ISWN)
Long-Dated Call Options (LEAP Options) on the SPDR S&P 500 ETF Trust (SPY) and U.S. Treasuries that comprise the S-Network BlackSwan Tech & Treasury Index	Amplify BlackSwan Tech & Treasury ETF (QSWN)

Schedule B to Sub-Advisory Agreement between
Amplify Investments LLC and Cerity Partner LLC
dated as of March 31 2023

Sub-Advisory Fees

Effective March 31, 2023

Amplify BlackSwan Growth & Treasury Core ETF (SWAN)

Pursuant to in Section 2 of this Agreement, the Sub-Adviser shall be responsible for advising the Fund, the Adviser and any other sub-adviser to the Fund on the underlying strategy that informs the Fund’s index, including the portfolio composition and constituents, underlying the index. The Sub-Adviser shall also provide advisory support and continuing education on the investment strategy to the Fund and Advisor as it relates to the Fund’s distribution efforts. The Adviser shall pay to the Sub-Adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of the Fund’s average daily net assets or minimum fee as follows:

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Adviser agrees to pay to Sub-Adviser on total Fund assets under management (“AUM”) that is not held or owned by in-house clients of Sub-Adviser or its affiliates, as determined pursuant to Rule I 3f-l(c) [17 CFR 240.13f-l(c)] data provided by Sub-Adviser (the “Non-Sub-Adviser Fund AUM”), based on the fee schedule below. Note that total Fund AUM (which includes Fund AUM that is held or owned by in-house clients of Sub-Adviser, plus Non-Sub-Adviser Fund AUM) is used to determine fee tier to be paid. For purposes of this schedule, Fund AUM shall be the average daily net asset value of the Fund during the quarter, calculated by (i) adding together the daily net asset values of the Fund, as determined by the administrator of the Fund on each business day during the quarter, and then (ii) dividing such sum by the number of daily net asset value amounts determined in (i) above. Within fifteen (15) days after the end of each quarter, Sub-Adviser will provide Adviser with a written statement each month that shows the Fund AUM that is held or owned by in-house clients of Sub-Adviser. The fee paid to Sub-Adviser pursuant to this schedule shall be sent to Sub-Adviser via check or electronic payment within forty-five (45) days after the end of each quarter.

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The parties agree that Adviser shall be entitled to all of the Fund profits until the cumulative amount of Adviser’s prior realized losses (“Adviser Out-of-Pocket Total Losses”) from the Fund are reimbursed. The Adviser Out-of-Pocket Total Losses from the Fund must be reimbursed in full before Sub-Adviser is entitled to disbursements as referenced in (2) above.

Amplify BlackSwan ISWN ETF (ISWN)

Pursuant to in Section 2 of this Agreement, the Sub-Adviser shall be responsible for advising the Fund, the Adviser and any other sub-adviser to the Fund on the underlying strategy that informs the Fund’s index, including the portfolio composition and constituents, underlying the index. The Sub-Adviser shall also provide advisory support and continuing education on the investment strategy to the Fund and Advisor as it relates to the Fund’s distribution efforts. The Adviser shall pay to the Sub-Adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of the Fund’s average daily net assets or minimum fee as follows:

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Adviser agrees to pay to Sub-Adviser on total Fund AUM that is not held or owned by in-house clients of Sub-Adviser or its affiliates, as determined pursuant to Rule 13f-l(c) [17 CFR 240. l3f-l(c)] data provided by Sub-Adviser (the “Non-Sub-Adviser Fund AUM”), based on the fee schedule below. Note that total Fund AUM (which includes Fund AUM that is held or owned by in-house clients of Sub-Adviser, plus Non-Sub-Adviser Fund AUM) is used to determine fee tier to be paid. For purposes of this schedule, Fund AUM shall be the average daily net asset value of the Fund during the quarter, calculated by (i) adding together the daily net asset values of the Fund, as determined by the administrator of the Fund on each business day during the quarter, and then (ii) dividing such sum by the number of daily net asset value amounts determined in (i) above. Within fifteen (15) days after the end of each quarter, Sub-Adviser will provide Adviser with a written statement each month that shows the Fund AUM that is held or owned by in-house clients of Sub-Adviser. The fee paid to Sub-Adviser pursuant to this schedule shall be sent to Sub-Adviser via check or electronic payment within forty-five (45) days after the end of each quarter.

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The parties agree that Adviser shall be entitled to all of the Fund profits until the cumulative amount of the Adviser Out-of-Pocket Total Losses from the Fund are reimbursed. The Adviser Out-of-Pocket Total Losses from the Fund must be reimbursed in full before Sub-Adviser is entitled to disbursements as referenced in (2) above.

Amplify BlackSwan Tech & Treasury ETF (OSWN)

Pursuant to in Section 2 of this Agreement, the Sub-Adviser shall be responsible for advising the Fund, the Adviser and any other sub-adviser to the Fund on the underlying strategy that informs the Fund’s index, including the portfolio composition and constituents, underlying the index. The Sub-Adviser shall also provide advisory support and continuing education on the investment strategy to the Fund and Advisor as it relates to the Fund’s distribution efforts. The Adviser shall pay to the Sub-adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of each Series’ average daily net assets or minimum fee as follows:

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Adviser agrees to pay to Sub-Adviser on total Fund AUM that is not held or owned by in-house clients of Sub-Adviser or its affiliates, as detennined pursuant to Rule l 3f- l (c) [17 CFR 240. l 3f-l (c)] data provided by Sub-Adviser (the “Non-Sub-Adviser Fund AUM”), based on the fee schedule below. Note that total Fund AUM (which includes Fund AUM that is held or owned by in- house clients of Sub-Adviser, plus Non-Sub-Adviser Fund AUM) is used to detennine fee to be paid. For purposes of this schedule, Fund AUM shall be average daily net asset value of the Fund during the quarter, calculated by (i) adding together the daily net asset values of the Fund, as determined by the administrator of the Fund on each business day during the quarter, and then (ii) dividing such sum by the numberof daily net asset value amounts detennined in (i) above. Within fifteen (15) days after the end of each month, Sub-Adviser will provide Adviser with a written statement that shows Fund AUM held or owned by in-house clients of Sub-Adviser. The fee paid to Sub-Adviser pursuant to this schedule shall be sent to Sub-Adviser via check or electronic payment within forty-five (45) days after the end of each quarter.

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